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                                                                       EXHIBIT 7

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF NOVEMBER 27, 1995

                                  BY AND AMONG

                           SILVER MANAGEMENT COMPANY,

                        LIBERTY PROGRAM INVESTMENTS, INC.

                              AND LIBERTY HSN, INC.


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                                TABLE OF CONTENTS

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                                    ARTICLE I

                                                    THE MERGER AND RELATED MATTERS  . . . . . . . . . . . . . . . . . . . .    2

         SECTION 1.1      The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         SECTION 1.2      Conversion of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         SECTION 1.3      Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         SECTION 1.4      Certificate of Incorporation of the Surviving Corporation . . . . . . . . . . . . . . . . . . . .    3
         SECTION 1.5      Bylaws of the Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         SECTION 1.6      Directors and Officers of the Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . .    4
         SECTION 1.7      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

                                   ARTICLE II

                                             REPRESENTATIONS AND WARRANTIES OF SILVER CO. . . . . . . . . . . . . . . . . .    4

         SECTION 2.1      Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         SECTION 2.2      Authorization and Validity of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         SECTION 2.3      Validity of Merger Consideration Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         SECTION 2.4      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         SECTION 2.5      No Approvals or Notices Required; No Conflict with Instruments  . . . . . . . . . . . . . . . . .    6
         SECTION 2.6      Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF ROCKIES SUB
                           AND ROCKIES HOUSE SUB   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7

         SECTION 3.1      Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         SECTION 3.2      Authorization and Validity of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         SECTION 3.3      Capitalization; Validity of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         SECTION 3.4      Assets of Rockies House Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         SECTION 3.5      Liabilities of Rockies House Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         SECTION 3.6      No Approvals or Notices Required; No Conflict with Instruments  . . . . . . . . . . . . . . . . .    9
         SECTION 3.7      Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
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                                   ARTICLE IV

                                                    COVENANTS AND OTHER AGREEMENTS  . . . . . . . . . . . . . . . . . . . .   10

         SECTION 4.1      Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         SECTION 4.2      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         SECTION 4.3      Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         SECTION 4.4      House Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         SECTION 4.5      Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         SECTION 4.6      No Amendment of Exchange Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

                                    ARTICLE V

                                                             CONDITIONS   . . . . . . . . . . . . . . . . . . . . . . . . .   12

         SECTION 5.1      Conditions Precedent to the Obligations of Silver Co.,
                                   Rockies Sub and Rockies House Sub   . . . . . . . . . . . . . . . . . . . . . . . . . .    12
                          (a)      Absence of Injunctions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                          (b)      No Proceedings or Adverse Enactments . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                          (c)      HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                          (d)      Receipt of Governmental Approvals and Consents . . . . . . . . . . . . . . . . . . . . .   13
                          (e)      Satisfaction of Conditions to the Exchange . . . . . . . . . . . . . . . . . . . . . . .   13
         SECTION 5.2      Conditions Precedent to the Obligations of Rockies Sub and
                                   Rockies House Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                          (a)      Accuracy of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . .   13
                          (b)      Performance of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                          (c)      Silver Co. Capital Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                          (d)      Capitalization of Silver Co. and Validity of Stock Prior to Closing.   . . . . . . . . .   14
                          (e)      No Impediments to the Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                          (f)      No Proceedings or Adverse Enactments Affecting Merger Consideration Shares . . . . . . .   14
                          (g)      Lasorda Management Role  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                          (h)      Officer's Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                          (i)      Other Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                          (j)      No Adverse Change or Development . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                          (k)      Audited Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                          (l)      Consummation of SP Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         SECTION 5.3      Conditions Precedent to the Obligations of Silver Co  . . . . . . . . . . . . . . . . . . . . . .   16
                          (a)      Accuracy of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . .   16
                          (b)      Performance of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
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                          (c)      Officer's Certificates  . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                          (d)      Other Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

                                   ARTICLE VI

                                                             TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . .   16

         SECTION 6.1      Termination and Abandonment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         SECTION 6.2      Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

                                   ARTICLE VII

                                                            MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . .   17

         SECTION 7.1      Failure to Consummate the Exchange. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         SECTION 7.2      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         SECTION 7.3      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         SECTION 7.4      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         SECTION 7.5      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         SECTION 7.6      Assignment; Binding Effect; Benefit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         SECTION 7.7      Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         SECTION 7.8      Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         SECTION 7.9      Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         SECTION 7.10     Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         SECTION 7.11     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         SECTION 7.12     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         SECTION 7.13     Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of November 27, 1995, by and among Silver Management Company, a Delaware corporation ("Silver Co."), Liberty Program Investments, Inc., a Wyoming corporation ("Rockies Sub") and an indirect wholly-owned subsidiary of Liberty Media Corporation, a Delaware corporation ("Rockies"), and Liberty HSN, Inc., a Colorado corporation and a wholly-owned subsidiary of Rockies Sub ("Rockies House Sub").

                                    RECITALS:

         WHEREAS, Rockies House Sub owns 17,566,702 shares of the Common Stock, par value $.01 per share (the "House Common Stock"), of Home Shopping Network, Inc., a Delaware corporation ("House"), and 20,000,000 shares of the Class B Common Stock, par value $.01 per share (the "House Class B Stock"), of House (collectively, the "House Shares");

         WHEREAS, the House Board of Directors has approved the transactions contemplated hereby and the Exchange Agreement (as hereinafter defined) being entered into simultaneously herewith (including for purposes of Section 203 of the Delaware General Corporation Law (the "DGCL"));

         WHEREAS, immediately following the consummation of the merger contemplated hereby, Silver Co. desires to exchange (the "Exchange") with Silver King Communications, Inc., a Delaware corporation ("Silver"), all of the shares of House Common Stock which it will acquire as a result of such merger for newly issued shares of Common Stock, par value $.01 per share (the "Silver Common Stock"), of Silver and all of the shares of House Class B Stock which it will acquire as a result of such merger for newly issued shares of Class B Common Stock, par value $.01 per share (the "Silver Class B Stock"), of Silver, all pursuant to that certain Exchange Agreement, dated as of the date hereof, by and between Silver Co. and Silver (the "Exchange Agreement");

         WHEREAS, Rockies Sub, Rockies House Sub and Silver Co. wish to set forth their agreement as to the terms and conditions upon which Rockies House Sub will be merged with and into Silver Co., as a result of which merger Silver Co. will be the surviving corporation.

         NOW, THEREFORE, in consideration of the premises and of the respective covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                         THE MERGER AND RELATED MATTERS

         SECTION 1.1 The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as such term is defined in Section 1.1(b) hereof), Rockies House Sub shall be merged with and into Silver Co. (the "Merger") in accordance with the provisions of the DGCL and the Colorado Business Corporation Act (the "Colorado Code"), the separate corporate existence of Rockies House Sub shall cease, and Silver Co. shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation").

         (b) The Merger shall become effective at the time (the "Effective Time") of the later to occur of (i) the filing with the Delaware Secretary of State of a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL and (ii) the filing of appropriate articles of merger (the "Articles of Merger") with the Colorado Secretary of State in accordance with the provisions of Section 7-111-105 of the Colorado Code, or at such later time as may be agreed to by Rockies Sub and Silver Co. and specified in the Certificate of Merger and the Articles of Merger. Provided that this Agreement has not been terminated pursuant to Article VI, the parties will cause the Certificate of Merger to be filed with the Delaware Secretary of State and the Articles of Merger to be filed with the Colorado Secretary of State as soon as practicable after the Closing (as defined in Section 1.7).

         (c) The Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL and in Section 7-111-106 of the Colorado Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Rockies House Sub and Silver Co. shall vest in the Surviving Corporation, and all debts, liabilities and duties of Rockies House Sub and Silver Co. shall become the debts, liabilities and duties of the Surviving Corporation. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Rockies House Sub or Silver Co., or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of each of Rockies House Sub and Silver Co., all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Rockies House Sub and Silver Co., all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise carry out the intent and purposes of this Agreement.

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         SECTION 1.2      Conversion of Stock.  At the Effective Time:

         (a) By virtue of the Merger and without any action on the part of the holder thereof, the outstanding shares of common stock of Rockies House Sub, par value $1.00 per share, shall be converted into and represent the right to receive, and shall be exchangeable for, as provided in Section 1.3 hereof, an aggregate of 3,363,262 newly issued, fully paid and nonassessable shares of the Class B Common Stock, par value $.01 per share of Silver Co. (the "Silver Co. Class B Common Stock"). The shares of Silver Co. Class B Common Stock to be issued as consideration in the Merger are collectively referred to herein as the "Merger Consideration Shares." At the Effective Time, all such shares of common stock of Rockies House Sub shall automatically be cancelled and retired and cease to exist. Following the Effective Time, such shares shall no longer be deemed to be outstanding, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Silver Co. Class B Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with
Section 1.3 hereof, without interest.

         (b) Each share of Class A Common Stock, par value $.01 per share of Silver Co. (the "Silver Co. Class A Common Stock") then issued and outstanding shall remain issued and outstanding and unchanged by the Merger.

         (c) Each share of Class B Common Stock, par value $.01 per share, of Silver Co. (the "Silver Co. Class B Common Stock") then issued and outstanding shall remain issued and outstanding and unchanged by the Merger.

         SECTION 1.3 Exchange of Certificates. At the Closing (as defined below), upon surrender to Silver Co. of the certificates which immediately prior to the Effective Time represented the outstanding shares of common stock of Rockies House Sub, Silver Co. shall deliver to Rockies Sub the Merger Consideration Shares payable in respect of such shares. The stock certificate or certificates representing the Merger Consideration Shares delivered to Rockies Sub pursuant to this Agreement shall be dated the Closing Date (as defined below) and shall be issued to and registered in the name of Rockies Sub, or a designee of Rockies Sub, if Rockies Sub so directs.

         SECTION 1.4 Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Silver Co. as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation after the Merger until thereafter amended as provided by law.

         SECTION 1.5 Bylaws of the Surviving Corporation. The bylaws of Silver Co. as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation after the Merger until thereafter amended as provided by law.

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         SECTION 1.6 Directors and Officers of the Surviving Corporation. The
directors and officers of Silver Co. immediately prior to the Effective Time shall be (until their respective successors are elected and qualified) the directors and officers of the Surviving Corporation after the Merger.

         SECTION 1.7 Closing. The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Baker & Botts, L.L.P., 885 Third Avenue, New York, New York 10022, at 10:00 a.m., local time, on the second business day following the day on which the last of the conditions set forth in Sections 5.1(c), 5.1(d), 5.1(e), 5.2(b) (other than any actions to be taken at the Closing), 5.2(c), 5.2(e), 5.2(l) and 5.3(b) (other than any actions to be taken at the Closing) hereof is fulfilled or waived (subject to applicable law) or (ii) at such other time and place and on such other date as Silver Co. and Rockies Sub shall agree (the "Closing Date").

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF SILVER CO.

         Silver Co. hereby makes the following representations and warranties to Rockies Sub and Rockies House Sub:

         SECTION 2.1 Organization and Qualification. Silver Co. (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power and authority to carry on its business as it is now conducted and to own, lease and operate the properties it now owns, leases or operates at the places currently located and in the manner currently used and operated and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary. Silver Co. has delivered or made available to Rockies Sub true and complete copies of its certificate of incorporation and bylaws, each as amended to date and currently in effect (respectively, the "Silver Co. Charter" and the "Silver Co. Bylaws").

         SECTION 2.2 Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement by Silver Co. and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Silver Co. and by the requisite vote of the stockholders of Silver Co. entitled to vote thereon. Silver Co. has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. No other corporate proceedings on the part of Silver Co. or any of its subsidiaries are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Silver Co. and, assuming the due authorization, execution and delivery of this

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



Agreement by Rockies Sub and Rockies House Sub, constitutes a legal, valid and binding obligation of Silver Co. enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

         SECTION 2.3 Validity of Merger Consideration Shares. The shares of Silver Co. Class B Common Stock to be issued to Rockies Sub pursuant to the Merger, upon issuance and delivery in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and except as contemplated by this Agreement or the definitive term sheet attached to the letter to Barry Diller ("Lasorda") from Rockies, dated August 24, 1995, as amended by the letter to Lasorda, dated as of the date hereof, pursuant to which Rockies and Lasorda have entered into certain agreements with respect to the equity securities of Silver, all as described therein (as amended, the "Term Sheet"), will be free of any liens, claims, charges, security interests, pledges, voting or stockholder agreements, encumbrances or equities of any kind whatsoever, will not be issued in violation of any preemptive rights and will vest in Rockies Sub full rights with respect thereto, including the right to vote such Merger Consideration Shares on all matters properly presented to the stockholders of Silver Co. or to consent to the taking of certain actions, all to the extent set forth in the Silver Co. Charter. The shares of Silver Co. Class B Common Stock to be issued in the Merger will have identical rights, powers, privileges and preferences as the Silver Co. Class B Common Stock outstanding immediately prior to the Closing Date.

         SECTION 2.4 Capitalization. As of the Closing Date, the authorized capital stock of Silver Co. shall consist of (i) 1 share of Silver Co. Class A Common Stock, of which 1 share shall be issued and outstanding and held beneficially and of record by Arrow Holdings, LLC, a California limited liability company ("Arrow") and (ii) 3,978,262 shares of Silver Co. Class B Common Stock, of which 615,000 shares shall be issued and outstanding and held beneficially and of record by Rockies Sub (assuming the contribution of the Silver Option and cash equal to the exercise price thereof pursuant to (and as defined in) the Term Sheet); as of the Closing Date, no other shares of capital stock of Silver Co. shall be issued and outstanding or held by Silver Co. in its treasury. The respective rights, preferences, privileges, limitations and restrictions of the Silver Co. Class A Common Stock and the Silver Co. Class B Common Stock shall be as set forth in the Silver Co. Charter. Except pursuant to this Agreement and the transactions contemplated by the Term Sheet, as of the Closing Date, there shall be no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character to or by which Silver Co. will be a party or by which it shall be bound which, directly or indirectly, will obligate Silver Co. to issue, deliver or sell or cause to be issued, delivered or sold any shares of capital stock or other equity interests of Silver Co. or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares of capital stock or other equity interests of Silver Co. or obligating Silver Co. to grant, extend or enter into any such subscription, option, warrant, call or right. All shares of Silver Co. Class A Common Stock and Silver Co. Class B Common Stock subject to issuance

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



as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. Other than as contemplated by the Term Sheet or the Silver Co. Charter, as of the Closing Date, there shall be no obligations, contingent or otherwise, of Silver Co. or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Silver Co. Class A Common Stock or Silver Co. Class B Common Stock or the capital stock of any subsidiary or to provide funds to make any material investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of obligations of subsidiaries entered into in the ordinary course of business.

         SECTION 2.5 No Approvals or Notices Required; No Conflict with Instruments. The execution and delivery by Silver Co. of this Agreement do not, and the performance by Silver Co. of its obligations hereunder and the consummation of the transactions contemplated hereby, including the issuance of the Merger Consideration Shares, will not:

                  (i) conflict with or violate the Silver Co. Charter or the Silver Co. Bylaws or the charter or bylaws of any subsidiary of Silver Co., in each case as amended to date;

                 (ii) require any consent, approval, order or authorization of or other action by any court, administrative agency or commission or other governmental authority or instrumentality, foreign, United States federal, state or local (each such entity a "Governmental Entity" and each such action a "Governmental Consent") or any registration, qualification, declaration or filing with or notice to any Governmental Entity (a "Governmental Filing"), in each case on the part of or with respect to Silver Co., the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of Silver Co., except for (A) the filing of the Certificate of Merger with the Delaware Secretary of State, (B) the filing of the Articles of Merger with the Colorado Secretary of State, and (C) the Governmental Filings required pursuant to the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and the expiration or termination of any applicable waiting period with respect to the Merger under the HSR Act;

                 (iii) require, on the part of Silver Co., any consent by or approval of (a "Contract Consent") or notice to (a "Contract Notice") any other person or entity (other than a Governmental Entity), the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of Silver Co.;

                 (iv) conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit under or the creation of any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer, voting restriction or agreement, or any other restriction or encumbrance of any nature whatsoever on any assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") any "Contract" (which term shall mean and include any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment or concession of any nature) to which Silver Co. is a party, by which Silver Co. or any of its assets or properties is bound or pursuant to which Silver Co. is entitled to any rights or benefits, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of Silver Co.; or

                 (v) assuming that the Governmental Consents and Governmental Filings specified in clause (ii) of this Section 2.5 are obtained, made and given (and any related waiting period is terminated or otherwise expires), result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to Silver Co. or by which any of its properties or assets are bound.

         SECTION 2.6 Brokers or Finders. No agent, broker, investment banker, financial advisor or other person or entity is or will be entitled, by reason of any agreement, act or statement by Silver Co. or any of its directors, officers, employees or affiliates, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement, except as set forth in Schedule 2.6 hereto.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF ROCKIES SUB
                              AND ROCKIES HOUSE SUB

         Each of Rockies Sub and Rockies House Sub hereby makes the following representations and warranties to Silver Co.:

         SECTION 3.1 Organization and Qualification. Each of Rockies Sub and Rockies House Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power and authority to carry on its business as it is now conducted and to own, lease and operate the properties it now owns, leases or operates at the places currently located and in the manner currently used and operated and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary. Each of Rockies Sub and Rockies

House Sub has delivered or made available to Silver Co. true and complete copies of its certificate of incorporation and bylaws, each as amended to date and currently in effect (respectively, the "Rockies Sub Charter," the "Rockies House Sub Charter," the "Rockies Sub Bylaws" and the "Rockies House Sub Bylaws."

         SECTION 3.2 Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement by each of Rockies Sub and Rockies House Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of each of Rockies Sub and Rockies House Sub and by the stockholder(s) of Rockies House Sub. Each of Rockies Sub and Rockies House Sub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. No other corporate proceedings on the part of either Rockies Sub or Rockies House Sub or any of their respective subsidiaries are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Rockies Sub and Rockies House Sub and, assuming the due authorization, execution and delivery of this Agreement by Silver Co., constitutes a legal, valid and binding obligation of each of Rockies Sub and Rockies House Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

         SECTION 3.3 Capitalization; Validity of Stock. The authorized capital stock of Rockies House Sub consists solely of 5000 shares of common stock, par value $1.00 per share (the "Rockies House Sub Common Stock"), of which 1000 shares of Rockies House Sub Common Stock are issued and outstanding, all of which are held of record and owned beneficially by Rockies Sub. No shares are reserved for issuance upon exercise of outstanding stock options, no shares are held by Rockies House Sub in its treasury, and no shares are held by any subsidiary of Rockies House Sub. The shares of Rockies House Sub Common Stock held by Rockies Sub are duly authorized, validly issued, fully paid and non-assessable, and are held by Rockies Sub free of any liens, claims, charges, security interests, pledges, voting or stockholder agreements, encumbrances or equities of any kind whatsoever. Such shares were not issued in violation of any preemptive rights.

         SECTION 3.4 Assets of Rockies House Sub. Rockies House Sub's assets consist solely of the House Shares. Rockies House Sub is the record and beneficial owner of the House Shares, and such shares are held by Rockies House Sub free of any liens, claims, charges, security interests, pledges, voting or stockholder agreements, encumbrances or equities, other than pursuant to this Agreement, the Term Sheet and certain voting restrictions contained in the Stipulation and Agreement of Compromise, Settlement and Release entered into in the action entitled 7547 Corp. v. Liberty Media Corp., et al. in the Delaware Chancery Court and approved by such court on January 27, 1995 (the "Section 203 Settlement Agreement"). Except for this Agreement, the Term Sheet, certain voting restrictions contained in the Section 203 Settlement

Agreement and the transactions contemplated hereby and thereby, there are no agreements, arrangements, warrants, options, puts, calls, rights or other commitments or understandings of any character to which Rockies House Sub, Rockies Sub or Rockies is a party or by which any of them is bound and relating to the sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the House Shares. Following the Effective Time, the Surviving Corporation will hold the House Shares, free and clear of any liens, claims, charges, security interests, pledges, voting or stockholder agreements, encumbrances or options (other than any of the foregoing created by Silver Co. or the Surviving Corporation), and will have full rights of ownership with respect to the House Shares, including the right to vote the House Shares on all matters properly presented to the stockholders of House to the extent and in the manner set forth in the certificate of incorporation of House as in effect on the date hereof.

         SECTION 3.5 Liabilities of Rockies House Sub. At the Closing, Rockies House Sub will have no liabilities, whether contingent or fixed or otherwise (other than as may arise pursuant to this Agreement or the transactions contemplated hereby). Since its formation, Rockies House Sub has conducted no business other than the holding of the House Shares.

         SECTION 3.6 No Approvals or Notices Required; No Conflict with Instruments. The execution and delivery by each of Rockies Sub and Rockies House Sub of this Agreement do not, and the performance by each of Rockies Sub and Rockies House Sub of their respective obligations hereunder and the consummation of the transactions contemplated hereby will not:

                  (i) conflict with or violate the Rockies Sub Charter, the Rockies House Sub Charter, the Rockies Sub Bylaws or the Rockies House Sub Bylaws;

                 (ii) require any Governmental Consent or Governmental Filing, in each case on the part of or with respect to each of Rockies Sub and any subsidiary of Rockies Sub, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby, except for (A) the filing of the Articles of Merger with the Colorado Secretary of State and (B) the Governmental Filings required pursuant to the pre- merger notification requirements of the HSR Act and the expiration or termination of any applicable waiting period with respect to the Merger under the HSR Act;

                 (iii) require, on the part of Rockies Sub, Rockies House Sub or House any stockholder approval that has not been obtained;

                 (iv) except for any required consent or waiver under the Second Amended and Restated Credit Agreement, dated as of August 30, 1994 (as amended by the First Amendment thereto, dated as of March 29, 1995, and as further amended by the Second Amendment thereto, dated as of June 28, 1995 and by the Third Amendment thereto, dated as of September 28,
         1995) among House and certain of its subsidiaries, LTCB Trust Company as Agent, and the banks that are signatories thereto (the "House Credit

         Agreement"), require, on the part of Rockies Sub or any subsidiary of Rockies Sub any Contract Consent or Contract Notice, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby;

                 (v) except for any required consent or waiver under the House Credit Agreement, conflict with or result in any Violation of any Contract to which Rockies Sub or any subsidiary of Rockies Sub is a party, or by which Rockies Sub or any subsidiary of Rockies Sub, or any of their respective assets or properties is bound, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby; or

                 (vi) assuming that the Governmental Filings specified in clause
         (ii) of this Section 3.6 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to Rockies Sub or any subsidiary of Rockies Sub or by which any of their respective properties or assets are bound, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby.

         SECTION 3.7 Brokers or Finders. No agent, broker, investment banker, financial advisor or other person or entity is or will be entitled, by reason of any agreement, act or statement by Rockies Sub or Rockies House Sub, any of their respective subsidiaries, directors, officers, employees or affiliates, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE IV

                         COVENANTS AND OTHER AGREEMENTS

         SECTION 4.1 Reasonable Efforts. Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as either party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate such transactions specified in Article V to be fully satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective subsidiaries, and use their reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) obtaining all necessary Contract Consents and Governmental Consents, and giving all necessary Contract Notices to and making all necessary

Governmental Filings and all other necessary filings with and applications and submissions to any Governmental Entity or other person or entity; (ii) filing all applicable Pre-Merger Notification and Report Forms required under the HSR Act as a result of the transactions contemplated by this Agreement and promptly complying with any requests for additional information and documentary material that may be requested pursuant to the HSR Act; (iii) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Entity (an "Injunction") of any type referred to in Section 5.1; (iv) providing all such information about such party, its subsidiaries and its officers, directors, partners and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; and (v) in general, consummating and making effective the transactions contemplated hereby; provided, however, that in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification or other permission or action or the lifting of any Injunction referred to in clauses (i) and (iii) of this sentence, no party shall be required to (x) pay any consideration, to divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any conditions or requirements which are materially adverse or burdensome or (y) amend, or agree to amend, in any material respect any Contract. Prior to making any application to or filing with any Governmental Entity or other person or entity in connection with this Agreement, each of Silver Co. and Rockies Sub shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

         SECTION 4.2 Public Announcements. Each party agrees that it shall not, and shall use its reasonable efforts to cause its affiliates, directors, officers, employees and authorized representatives not to, issue any press release, make any public announcement or furnish any written statement to its employees or stockholders generally concerning the transactions contemplated by this Agreement without the consent of the other party (which consent shall not be unreasonably withheld), except to the extent required by applicable law or any listing agreement with or other applicable requirements of a national securities exchange or the applicable requirements of the NASD (and in such case such party shall, to the extent consistent with timely compliance with such requirement, consult with the other party prior to making the required release, announcement or statement).

         SECTION 4.3 Confidentiality. Each party shall, and shall use its reasonable efforts to cause its officers, employees and authorized representatives to, (i) hold in confidence all confidential information obtained by it from the other party or such other party's officers, employees or authorized representatives pursuant to this Agreement (unless such information is or becomes publicly available or readily ascertainable from public or published information or trade sources through no wrongful act of such first party) and (ii) use all such data and information solely for the purpose of consummating the transactions contemplated hereby, except, in either case, as may be otherwise required by law or legal process or as may be necessary or appropriate in connection with the enforcement of, or any litigation concerning, this Agreement. In the event a party is required by applicable law or legal process to disclose any confidential information of the other party, such first party will provide the other party with prompt notice thereof to enable such other party to seek an appropriate protective order. In the event this Agreement is terminated, each party shall promptly return, if so requested by the other party, all nonpublic documents obtained from such other party in connection with the transactions contemplated hereby and any copies thereof which may have been made by such first party and shall use its reasonable efforts to cause its officers, employees and authorized representatives to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made.

         SECTION 4.4 House Shares. Silver Co. shall not, directly or indirectly, transfer, assign, sell, pledge or otherwise encumber or authorize or propose the transfer, assignment, sale, pledge or encumbrance of any of the House Shares acquired or to be acquired by it pursuant to the Merger except in connection with the consummation of the Exchange.

         SECTION 4.5 Notification of Certain Matters. Rockies Sub and/or Rockies House Sub shall give prompt notice to Silver Co., and Silver Co. shall give prompt notice to Rockies Sub, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (b) any material failure of Silver Co. or Rockies Sub and Rockies House Sub, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement or (c) the failure to be satisfied of any condition to the parties' respective obligations to consummate the transactions contemplated hereby and by the Exchange Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 4.6 No Amendment of Exchange Agreement. Silver Co. shall not amend or otherwise alter or waive any of its rights or obligations (including any conditions on its obligations to consummate the transactions contemplated thereby or any amendment to Silver's obligations to consummate the transactions contemplated thereby) under the Exchange Agreement in any material respect without the prior written consent of Rockies Sub.

                                    ARTICLE V

                                   CONDITIONS

         SECTION 5.1 Conditions Precedent to the Obligations of Silver Co., Rockies Sub and Rockies House Sub. The obligations of each of Silver Co., Rockies Sub and Rockies House Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the parties, to the extent permitted by applicable law:

         (a) Absence of Injunctions. No Injunction or other legal restraint or prohibition preventing consummation of the transactions contemplated hereby as provided herein shall be in effect.

         (b) No Proceedings or Adverse Enactments. There shall not have been any action taken, or any statute, rule, regulation, order, judgment or decree enacted, promulgated, entered, issued or enforced by any Governmental Entity, and there shall be no action, suit, proceeding or investigation pending or threatened which makes the transactions contemplated by this Agreement illegal or imposes, or is reasonably likely to result in the imposition of, material damages or penalties in connection therewith.

         (c) HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated without commencement of litigation by the appropriate governmental enforcement agency to restrain the transactions contemplated hereby.

         (d) Receipt of Governmental Approvals and Consents. All Governmental Consents as are required in connection with the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect and all Governmental Filings as are required in connection with the consummation of such transactions shall have been made, and all waiting periods, if any, applicable to the consummation of such transactions imposed by any Governmental Entity shall have expired, other than those which, if not obtained, in force or effect, made or expired (as the case may be) would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby.

         (e) Satisfaction of Conditions to the Exchange. All of the conditions to the respective parties' obligations to consummate the Exchange as set forth in Article V of the Exchange Agreement shall have been satisfied without regard to any waiver thereof, except for those conditions which by their nature may only be satisfied as of the closing of the Exchange and any waivers permitted by
Section 4.6 hereof.

         SECTION 5.2 Conditions Precedent to the Obligations of Rockies Sub and Rockies House Sub. The obligation of each of Rockies Sub and Rockies House Sub to consummate the transactions contemplated by this Agreement is also subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part by Rockies Sub or Rockies House Sub, to the extent permitted by applicable law:

         (a) Accuracy of Representations and Warranties. All representations and warranties of Silver Co. contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the Closing Date (except to the extent such representations and warranties speak as of a specified earlier date), except for changes expressly permitted or contemplated by this Agreement.

         (b) Performance of Agreements. Silver Co. shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

         (c) Silver Co. Capital Contribution. The capital contributions to Silver Co. contemplated by the first two paragraphs of the section entitled "Formation of Silver Company" of the Term Sheet shall have been consummated.

         (d) Capitalization of Silver Co. and Validity of Stock Prior to Closing. Immediately prior to the Closing, (i) one share of Silver Co. Class A Common Stock shall be issued and outstanding and held beneficially and of record by Arrow and 615,000 shares shall be reserved for issuance upon conversion of outstanding shares of Silver Co. Class B Common Stock and (ii) 615,000 shares of Silver Co. Class B Common Stock shall be issued and outstanding and held beneficially and of record by Rockies Sub; no other shares of capital stock of Silver Co. shall be authorized for issuance and no other shares of capital stock of Silver Co. shall be outstanding or reserved for issuance, and no shares shall be held by Silver Co. in its treasury, except as specifically contemplated by this Agreement.

         (e) No Impediments to the Exchange. There shall be no circumstance or condition as of the Closing, in the good faith judgment of Rockies Sub, that will prevent or impede the consummation of the Exchange immediately following the Closing.

         (f) No Proceedings or Adverse Enactments Affecting Merger Consideration Shares. There shall not have been any action taken, or any statute, rule, regulation, order, judgment or decree enacted, promulgated, entered, issued or enforced by any Governmental Entity, and there shall be no action, suit or proceeding pending or threatened which would, as of or after the Closing, impose material limitations on the ability of Rockies Sub effectively to exercise full rights of ownership of the Merger Consideration Shares (including, to the extent such Merger Consideration Shares have voting rights, the right to vote such shares on all matters properly presented to the stockholders of Silver Co.).

         (g) Lasorda Management Role. Lasorda shall be the Chief Executive Officer and/or Chairman of the Board and/or President of Silver and shall be the Chairman of the Board of House.

         (h) Officer's Certificates. Rockies Sub shall have received a certificate of Silver Co. dated the Closing Date, signed by an executive officer of Silver Co. certifying that the conditions set forth in Sections 5.1(e), 5.2
(a) and 5.2(b) have been satisfied, which certification shall have been given by such officers after due inquiry.

         (i) Other Deliveries. All other documents and instruments required under this Agreement to have been delivered by Silver Co. to Rockies Sub or Rockies House Sub at or prior to the Closing or as Rockies Sub or Rockies House Sub shall have reasonably requested, shall have been delivered by Silver Co.

         (j) No Adverse Change or Development. Except with respect to the Reserved Matters (as defined below), subsequent to August 31, 1995, there shall not have occurred any change or development in or affecting the assets, liabilities, business, operations, or financial condition of Silver which in any case or in the aggregate would, in the reasonable judgment of the Board of Directors of Rockies, represent a material adverse effect upon Silver and its subsidiaries, taken as a whole. For purposes of this paragraph (j), the term "Reserved Matters" shall mean any information relating to the assets, liabilities, business operations or financial condition of Silver which is contained in, is reasonably discernable from, results from, or which is or has become known to, as applicable, any of the following:

                 (i) any reports or statements filed by Silver with the SEC with respect to periods subsequent to August 31, 1995 and prior to the date of this Agreement;

                 (ii) any information delivered to Rockies or its representatives prior to the date of this Agreement, in connection with any investigation, discussions, reviews or analyses of the business and affairs of Silver conducted by Rockies or its representatives, or otherwise; and

                 (iii) with respect to any current or recurring negative financial or operating trend, information with respect to Silver, any continuance (including any continued or accelerated deterioration) thereof, beyond the date hereof, which information is contained in the Reserved Matters referred to in clauses (i) and (ii) above.

         (k) Audited Financial Statements. Except to the extent contained in the matters referred to in clauses (i) and (ii) of the Reserved Matters, the audited financial statements of Silver, as of and for the fiscal year ended August 31, 1995, contained in the Annual Report on Form 10-K of Silver for the fiscal year ended August 31, 1995, as amended, shall have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the fiscal year ended August 31, 1995, (except as may be indicated in the notes thereto) and shall have fairly presented the consolidated financial position of Silver and its consolidated subsidiaries as of August 31, 1995 and the consolidated results of its operations and cash flows for the fiscal year ended August 31, 1995, except for such failures to have been prepared and/or to have fairly presented the foregoing as do not, individually or in the aggregate, represent a material adverse effect on the assets, liabilities, business, operations or financial condition of Silver and its subsidiaries, taken as a whole.

         (l) Consummation of SP Merger. The merger between Savoy Pictures Entertainment, Inc. ("Savoy") and a wholly- owned subsidiary of Silver (the "SP Merger") shall have been consummated in accordance with that certain Agreement and Plan of Merger, dated as of the date hereof, between Silver and Savoy (the "SP Merger Agreement") or, in the event the SP Merger Agreement has previously been terminated, the failure to obtain a Governmental Consent of the FCC required in connection with the consummation of the SP Merger shall not have been a material factor in the failure of the SP Merger to have been consummated.

         SECTION 5.3 Conditions Precedent to the Obligations of Silver Co. The obligation of Silver Co. to consummate the transactions contemplated by this Agreement is also subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part by Silver Co., to the extent permitted by applicable law:

         (a) Accuracy of Representations and Warranties. All representations and warranties of Rockies Sub and Rockies House Sub contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date) on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for changes expressly permitted or contemplated by this Agreement.

         (b) Performance of Agreements. Each of Rockies Sub and Rockies House Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them at or prior to the Closing Date.

         (c) Officer's Certificates. Silver Co. shall have received a certificate of each of Rockies Sub and Rockies House Sub dated the Closing Date, signed by an executive officer of Rockies Sub or Rockies House Sub, as the case may be, certifying that the conditions set forth in Sections 5.3 (a) or (b) have been satisfied, which certification shall have been given by such officers after due inquiry.

         (d) Other Deliveries. All other documents and instruments required under this Agreement to have been delivered by Rockies Sub or Rockies House Sub to Silver Co. at or prior to the Closing, or as Silver Co. shall reasonably request, shall have been delivered by Rockies Sub or Rockies House Sub.

                                   ARTICLE VI

                                   TERMINATION

         SECTION 6.1 Termination and Abandonment. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, (i) by mutual written consent of Rockies Sub and Silver Co.; or (ii) by either Rockies Sub or Silver Co.: (A) if the Closing shall not have occurred before May 30, 1996 (provided, that if the

Merger shall not have been consummated as of such date as a result of the failure to have been satisfied of the condition contained in Section 5.2(l) and such condition, in the reasonable opinion of the parties, is likely to have been satisfied on or prior to August 30, 1996, then such date shall be extended to August 30, 1996); provided that the right to terminate this Agreement pursuant to this clause (ii)(A) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing has resulted in the failure of the Closing to occur before such date, (B) if there has been a material breach by the other party of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within five business days after written notice thereof shall have been received by the party alleged to be in breach or (C) if any court of competent jurisdiction or other competent Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

         SECTION 6.2 Effect of Termination. In the event of any termination of this Agreement by Rockies Sub, Rockies House Sub or Silver Co. pursuant to
Section 6.1, this Agreement forthwith shall become void, and there shall be no liability or obligation on the part of any party hereto, except that Sections
4.3 and 7.3 shall survive the termination of this Agreement and except that nothing herein will relieve a party from liability for any breach of this Agreement occurring prior to such termination.

                                   ARTICLE VII

                                  MISCELLANEOUS

         SECTION 7.1 Failure to Consummate the Exchange. In the event that the Merger is consummated, but, for any reason whatsoever, the Exchange is not consummated immediately thereafter and on the same date in a manner reasonably satisfactory (and in accordance with the Exchange Agreement) to Rockies Sub and its counsel, then, notwithstanding any provision of this Agreement apparently to the contrary, (i) Rockies Sub and Rockies House Sub shall have no further obligations under this Agreement (except as provided in Section 6.2) and (ii) in addition to any other rights or remedies which Rockies Sub and Rockies House Sub may have pursuant hereto or at law or in equity, Rockies Sub, for itself and on behalf of Rockies House Sub, shall have the unconditional right to rescind the transactions consummated pursuant to this Agreement, in which event Silver Co. shall take all such actions as may be necessary to make such rescission fully effective, including, but not limited to, upon the request of Rockies Sub, transferring the House Shares held by the Surviving Corporation to Rockies Sub upon delivery by Rockies Sub of the Merger Consideration Shares.

         SECTION 7.2 Further Assurances. From and after the Closing Date, each of Silver Co., Rockies Sub and Rockies House Sub shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, such instruments, agreements, consents and assurances and take or cause to be taken all such actions as may reasonably be requested by any other party hereto to effect the purposes and intent of this Agreement.

         SECTION 7.3 Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall occur.

         SECTION 7.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on (i) the day on which delivered personally or by telecopy (with prompt confirmation by mail) during a business day to the appropriate location listed as the address below, (ii) three business days after the posting thereof by United States registered or certified first class mail, return receipt requested, with postage and fees prepaid or
(iii) one business day after deposit thereof for overnight delivery. Such notices, requests, demands, waivers or other communications shall be addressed as follows:

         (a)     if to Silver Co. to:

                 Wachtell, Lipton, Rosen & Katz
                 51 West 52nd Street
                 New York, New York  10019
                 Attention:  Pamela S. Seymon, Esq.
                 Telecopier No.: 212-403-2000

         (b)     if to Rockies Sub or Rockies House Sub, to such party, care of:

                 Liberty Media Corporation
                 8101 East Prentice Avenue, Suite 500
                 Englewood, Colorado 80111
                 Attention: Peter M. Barton, President
                 Telecopier No.: (303) 721-5415

         with a copy to:

                 Baker & Botts, L.L.P.
                 885 Third Ave.
                 New York, NY 10022-4834
                 Attention: Frederick McGrath, Esq.
                 Telecopier: (212) 705-5125
or to such other person or address as any party shall specify by notice in writing to the other party.

         SECTION 7.5 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement with respect to the subject matter hereof between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

         SECTION 7.6 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 7.7 Amendment. This Agreement may be amended prior to the Effective Time by Silver Co. and Rockies Sub, by action taken by their respective Boards of Directors at any time before or after approval of the Merger by the stockholders of Silver Co. and Rockies House Sub, but after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Silver Co. and Rockies Sub.

         SECTION 7.8 Extension; Waiver. Rockies Sub or Silver Co. may, to the extent legally allowed, (i) extend the time specified herein for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance by the other party with any of the agreements or covenants of such other party contained herein or
(iv) waive any condition to such waiving party's obligation to consummate the transactions contemplated hereby or to any of such waiving party's other obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any such extension or waiver by any party shall be binding on such party but not on the other party entitled to the benefits of the provision of this Agreement affected unless such other party also has agreed to such extension or waiver. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to comply strictly with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies. Whenever this Agreement requires or permits consent or approval by any party, such consent or approval shall be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.8.

         SECTION 7.9 Survival. The representations and warranties made by Silver Co. in Sections 2.1, 2.2, 2.4, 2.5 and 2.6 shall survive the Closing until the expiration of the statute of limitations period applicable to claims that may be asserted against Silver Co. in respect of the matters covered thereby; the representations and warranties made by each of Rockies Sub and Rockies House Sub in Sections 3.1, 3.2, 3.4, 3.5, 3.6 and 3.7 shall survive the Closing until the expiration of the statute of limitations period applicable to claims that may be asserted against each of Rockies Sub and Rockies House Sub in respect of the matters covered thereby; the representations and warranties of Silver Co. in
Section 2.3 and of each of Rockies Sub and Rockies House Sub in Section 3.3 shall survive indefinitely. No other representations or warranties of the parties contained in this Agreement shall survive the Closing. In addition, the covenants and agreements in Sections 4.3, 4.4, and 4.6 and Article VII shall also survive the Closing until the expiration of the statute of limitations period applicable to claims that may be asserted in respect of the matters covered thereby.

         SECTION 7.10 Interpretation. When a reference is made in this Agreement to Sections, Articles or Schedules, such reference shall be to a Section, Article or Schedule (as the case may be) of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a "party" or "parties", such reference shall be to a party or parties to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to be or include the plural (and vice versa), wherever appropriate. The use of the words "hereof", "herein", "hereunder" and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, paragraph or other subdivision of this Agreement, unless the context clearly indicates otherwise.

         SECTION 7.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that, if any provision hereof or the application thereof shall be so held to be invalid, void or unenforceable by a court of competent jurisdiction, then such court may substitute therefor a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid, void or unenforceable provision. To the extent that any provision shall be judicially unenforceable in any one or more states, such provision shall not be affected with respect to any other state, each provision with respect to each state being construed as several and independent.

         SECTION 7.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         SECTION 7.13 Applicable Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                                          SILVER MANAGEMENT COMPANY

                                           /s/ Barry Diller
                                          -----------------------------------
                                          By:      Barry Diller
                                          Title:   President

                                          LIBERTY PROGRAM INVESTMENTS, INC.

                                           /s/ Robert R. Bennett
                                          -----------------------------------
                                          By:      Robert R. Bennett
                                          Title:   Executive Vice President

                                          LIBERTY HSN, INC.

                                           /s/ Robert R. Bennett
                                          -----------------------------------
                                          By:      Robert R. Bennett
                                          Title:   Executive Vice President